------------------------------------------------------------
------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                  TO FORM S-1
                              (FILE NO. 333-30102)
                                       ON
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              WORLDPAGES.COM, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                   76-0549396
 (State or other jurisdiction of      (IRS Employer
 incorporation or organization)    Identification No.)

        390 SOUTH WOODS MILL ROAD, SUITE 260, ST. LOUIS, MISSOURI 63017
                                 (314) 205-8668
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------

                                MICHAEL A. PRUSS
                    VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                      390 SOUTH WOODS MILL ROAD, SUITE 260
                           ST. LOUIS, MISSOURI 63017
                                 (314) 205-8668
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   COPIES TO:
                              CRAIG A. ADOOR, ESQ.
                       BLACKWELL SANDERS PEPER MARTIN LLP
                          720 OLIVE STREET, SUITE 2400
                           ST. LOUIS, MISSOURI 63101

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

------------------------------------------------------------
------------------------------------------------------------

PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion dated April 21, 2000


                              WORLDPAGES.COM, INC.


                       23,851,281 SHARES OF COMMON STOCK
                               ($.0001 PAR VALUE)


                               ------------------

    These shares of our common stock are being offered by the selling stockholders identified in this prospectus. The selling stockholders may sell these shares from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sale. We will not receive any proceeds from these sales.


    All expenses of the registration of these shares (other than brokerage commissions and transfer taxes, which will be paid by the selling stockholders) will be paid by us. We estimate that the expenses will be $265,000.



    Our stock is traded on the New York Stock Exchange under the symbol "WPZ." On April 20, 2000, the closing sale price of our common stock as reported by the New York Stock Exchange was $6.9375 per share.



    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS.


                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            UNDERWRITING DISCOUNTS   PROCEEDS TO SELLING
                                       PRICE TO PUBLIC         AND COMMISSIONS           STOCKHOLDERS
Per Share.........................     See text above.         See text above.         See text above.
Total.............................     See text above.         See text above.         See text above.


               The date of this prospectus is            , 2000.

                               TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION.........................    1
PROSPECTUS SUMMARY..........................................    2
RISK FACTORS................................................    3
USE OF PROCEEDS.............................................   10
SELLING STOCKHOLDERS........................................   10
PLAN OF DISTRIBUTION........................................   12
LEGAL MATTERS...............................................   13
EXPERTS.....................................................   13


                             ABOUT THIS PROSPECTUS


    WorldPages was formerly incorporated under the name Advanced Communications Group, Inc. and its stock was traded on the New York Stock Exchange under the symbol "ADG." Shortly after Advanced acquired YPtel Corporation, Web YP, Inc. and Big Stuff, Inc., it changed the name under the which it was incorporated to WorldPages.com, Inc. On the date hereof, the symbol under which its common stock is traded on the New York Stock Exchange is "WPZ."


                      WHERE YOU CAN FIND MORE INFORMATION


    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and over the Internet at the SEC's website at http://www.sec.gov.



    The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is any important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares:



WORLDPAGES SEC FILINGS (FILE NO. 001-13875)    PERIOD
-------------------------------------------    ------
Annual Report on Form 10-K...................  Year ended December 31, 1999

Current Reports on Form 8-K..................  Filed January 14, 1999, April 14, 1999, July 29,
                                               1999, December 6, 1999, January 6, 2000, March 9,
                                               2000 and April 21, 2000



    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from WorldPages without charge, excluding all exhibits unless we have specifically incorporated an exhibit by reference. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from WorldPages at the following address or telephone number:



                    WorldPages.com, Inc.--Investor Relations
                      390 South Woods Mill Road, Suite 260
                           St. Louis, Missouri 63017
                                 (314) 205-8668

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in WorldPages. You should read this entire prospectus carefully.

WORLDPAGES


    Beginning with its initial public offering in February 1998, WorldPages was a yellow pages publisher and a telecommunications service provider operating a local exchange carrier providing integrated telecommunications services. In April 1999, as a result of its inability to adequately fund its telecommunications operations, WorldPages determined to change its business strategy to focus on its profitable yellow pages advertising segment and to expand into internet directory services. WorldPages pursued this new strategy by selling its telecommunications operations in November 1999 and acquiring YPtel Corporation, Web YP, Inc. and Big Stuff, Inc. in February 2000. This February acquisition increased WorldPages' yellow pages publishing business as well as expanded its operations to include providing internet directory services.



    WorldPages is one of the largest independent yellow pages publishers in the United States. It publishes and distributes approximately 6.6 million yellow pages directories annually in 42 markets in Texas, Oklahoma, California, Washington, Oregon, Utah and Arizona. WorldPages also designs and produces websites for businesses and operates a website designed to bring buyers and sellers together.



    WorldPages' headquarters are located at 390 South Woods Mill Road, Suite 260, St. Louis, Missouri. Its telephone number is (314) 205-8668.



SHARES OF WORLDPAGES COMMON STOCK TO BE SOLD BY SELLING STOCKHOLDERS



    The selling stockholders individually identified under the caption "Selling Stockholders" offer for sale 23,851,281 shares of common stock of WorldPages. The selling stockholders received their shares either directly or indirectly in connection with the formation of WorldPages in February 1998, directly or indirectly in connection with WorldPages' acquisition of YPtel, Web YP and Big Stuff in February 2000, or will receive shares upon exercise of options.


THE OFFERING


Shares Offered by Selling Stockholders:......  23,851,281

Total Shares Outstanding after the
  Offering:..................................  44,237,541(1)

Use of Proceeds:.............................  WorldPages will not receive any of the proceeds from the sale of shares of
                                               WorldPages common stock by the selling
                                               stockholders.


------------------------


(1) Included in these shares are the 23,851,281 to be sold by the selling stockholders, and 3,117,786 additional shares to be issued upon conversion of convertible securities, options and warrants issued in connection with WorldPages' acquisition of YPtel, Web YP and Big Stuff in February 2000. These additional securities must be converted into WorldPages common stock before the stock may be sold.

                                  RISK FACTORS

    You should carefully consider the risks and uncertainties described below in conjunction with the other information contained in this prospectus before purchasing shares of our common stock.


IF WORLDPAGES IS UNABLE TO FIND ADDITIONAL SOURCES OF FINANCING, IT MAY BE UNABLE TO IMPLEMENT ITS STRATEGIC PLAN.



    WorldPages may need additional capital to implement both its plans to acquire other yellow pages publishers and to implement its Internet directory strategy.


WORLDPAGES MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.

    Although WorldPages' print yellow pages businesses are profitable, WorldPages expects to generate losses in its Internet operations while it further develops that business. There can be no assurance that WorldPages will be able to sufficiently increase its revenue base or achieve and sustain profitability and generate sufficient cash flow to meet its working capital, capital expenditure and debt service requirements. The inability to increase revenue and generate sufficient cash flow may have a material adverse effect on WorldPages.


WORLDPAGES' LARGE DEBT BALANCE COULD SIGNIFICANTLY AND MATERIALLY AFFECT WORLDPAGES' PLANS TO IMPLEMENT ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTIONS.



    This large debt balance could:



    - limit the ability of WorldPages to obtain additional financing for its working capital, capital expenditure and debt service requirements or other purposes;



    - require that a substantial portion of WorldPages' cash flow from operations, if any, be dedicated to the payment of principal and interest on its indebtedness;



    - limit its flexibility in planning, or reacting to, changes in its business;



    - make WorldPages' debt load higher than some of its competitors, which may place it at a competitive disadvantage;



    - make it more difficult for WorldPages to meet its obligations; and



    - make WorldPages more vulnerable to a downturn in its business or in the markets in which it operates.


WORLDPAGES' STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND INVESTORS MAY LOSE A SIGNIFICANT PORTION OF THEIR VALUE IN THEIR INVESTMENT IN WORLDPAGES' COMMON STOCK.

    WorldPages' stock price could be subject to wide fluctuations in response to factors such as the following:

    - the addition or loss of affiliates or content providers;

    - conditions or trends in the Internet and e-commerce industries; and

    - changes in the market valuations of other Internet, online service or software companies.

    In addition, the market for Internet and technology company stocks has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially and adversely affect WorldPages' stock price, regardless of its operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

EXPECTED BENEFITS OF THE ACQUISITIONS MAY NOT BE REALIZED WHICH MAY ADVERSELY AFFECT EXPECTED EARNINGS AND THE MARKET PRICE OF WORLDPAGES' COMMON STOCK.


    If WorldPages is not able to effectively integrate its technology, operations and personnel in a timely and efficient manner, then the benefits of acquiring YPtel, Web YP and Big Stuff will not be realized. In particular, if the integration is not successful:



    - WorldPages may not achieve the expected results from the acquisition of YPtel, Web YP and Big Stuff;



    - WorldPages may lose key personnel; and



    - WorldPages may not be able to retain key business relationships.



    The expected benefits of the February 2000 acquisitions may not be realized to the extent and within the time frame expected by investors or financial analysts and thus may adversely affect expected earnings and the market price of WorldPages' common stock.


THE ARRANGEMENTS REQUIRED TO PERMIT THE STOCKHOLDERS OF YPTEL WHO ARE CANADIAN RESIDENTS TO TRANSFER THEIR YPTEL STOCK TO WORLDPAGES ON A TAX-DEFERRED BASIS COULD RESULT IN SUBSTANTIAL RESTRICTIONS ON WORLDPAGES' ABILITY TO EXECUTE TRANSACTIONS THAT MIGHT OTHERWISE BE IN THE BEST INTERESTS OF WORLDPAGES' OTHER STOCKHOLDERS.

    As described below, the terms of the various agreements and certain securities issued to stockholders of YPtel contain numerous restrictions.

    THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON WORLDPAGES' FUTURE ABILITY TO PAY CASH OR STOCK DIVIDENDS ON WORLDPAGES COMMON STOCK.

    Shareholders of YPtel were issued Class A special shares by ACG Exchange Company, a wholly-owned Nova Scotia subsidiary of WorldPages, which are exchangeable on a one-for-one basis for WorldPages' common stock. Under the acquisition terms and the share provisions by which the Class A Special Shares were created, if WorldPages wishes to issue either a cash dividend or a stock dividend on shares of WorldPages common stock, it is required to cause ACG Exchange Company to issue an economically equivalent dividend to the holders of the Class A Special Shares. The negative Canadian tax consequences of that dividend could have the effect of making the whole dividend transaction cost prohibitive to WorldPages.

    THE EXCHANGEABLE SHARE STRUCTURE REPRESENTS A SIGNIFICANT RESTRICTION ON WORLDPAGES' FUTURE ABILITY TO ENGAGE IN A TRANSACTION INVOLVING THE SALE OF ITS SHARES AND ASSETS. EVEN IF WORLDPAGES IS ABLE TO ENGAGE IN THE TRANSACTIONS, THE COMPLICATED STRUCTURE OF THE CLASS A SPECIAL SHARES COULD RESULT IN A POTENTIAL PURCHASER DECREASING THE AMOUNT PER WORLDPAGES SHARE IT WOULD BE WILLING TO PAY FOR WORLDPAGES.

    MERGERS. The terms of the acquisition of YPtel also restrict the ability of WorldPages to engage in merger transactions with other companies unless the WorldPages board of directors has used its best efforts to provide comparable treatment between the holders of WorldPages common stock and the holders of Class A Special Shares, taking into account the general tax effect of such merger upon such holders, respectively, and economic equivalency.

    A merger partner or acquirer willing to agree to continue the tax deferral arrangement of the Class A Special Shares for the balance of the 5-year period may offer a lower price or value for that reason. WorldPages believes that potential acquirors or merger partners will be reluctant to agree to the restrictions referenced above and the other restrictions contained in the Exchange and Voting Trust Agreement, the Support Agreement and the Class A Special Shares provisions.

    - In a merger involving the exchange of other stock for WorldPages common stock, if the merger partner or acquirer is unwilling to continue the tax deferral arrangement provided by the ACG Exchange Company/Class A Special Share structure, this could result in holders of Class A

      Special Shares being allocated a higher per share consideration than holders of WorldPages common stock in the merger.

    - If the merger consideration is all cash to both holders of WorldPages common stock and holders of Class A Special Shares, however, the same per share cash consideration will be applicable to both groups.

    SPINOFFS. It may be impossible to structure a stock spin-off to stockholders of WorldPages during the time the Class A Special Shares are outstanding.

    THE EXCHANGEABLE SHARE STRUCTURE COULD RESULT IN A SIGNIFICANT COST IN OBTAINING CONSENTS FROM THE HOLDERS OF CLASS A SPECIAL SHARES.


    Most of the restrictions noted above are not applicable if WorldPages is able to obtain the consent of the requisite majority of holders of the Class A Special Shares to the actions WorldPages desires to take, but in many cases obtaining such consent may not be easy or itself may require costly payments and the need for significant tax and legal advice to determine how or if the transaction can be structured and the applicable tax consequences to the various parties.


WEB YP HAS A LIMITED OPERATING HISTORY.


    Web YP, WorldPages' Internet services subsidiary, has had a very limited operating history, and has incurred net losses since inception of operations in January 1998. At December 31, 1999, Web YP had an accumulated deficit of approximately $6.2 million. WorldPages expects Web YP to incur significant operating losses on a quarterly basis in the future. Therefore, WorldPages' internet services business may never be profitable. WorldPages' prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services.


THE INTERNET BUSINESS MODEL IS EVOLVING AND UNPROVEN AND MAY NOT BE SUCCESSFUL, IN WHICH CASE WORLDPAGES' STOCK PRICE MAY BECOME DEPRESSED.


    WorldPages' Internet business strategy is to facilitate transactions through advertising, website production and design, and e-commerce between buyers and sellers worldwide by establishing a premier Internet yellow pages network that is integrated with local print yellow pages directories. WorldPages' business model is relatively new to the Internet, is unproven and is likely to continue to evolve. Accordingly, WorldPages' business model may not be successful and WorldPages may need to change it. WorldPages' ability to generate significant advertising and e-commerce revenues by promoting its advertisers' business through its yellow pages website will depend, in part, on its ability to attract site traffic and provide its advertisers with the necessary tools to transact commerce on the Internet. WorldPages intends to continue to develop its business model as it explores opportunities internationally and in new and unproven areas such as e-commerce and to provide content and e-commerce solutions for emerging Internet applications. If WorldPages does not effectively execute its strategy, WorldPages' business will suffer and may never achieve or sustain profitability.


IF THE COMMERCIAL USE OF THE INTERNET DOES NOT DEVELOP, OR IF THE INTERNET DOES NOT DEVELOP AS AN EFFECTIVE AND MEASURABLE MEDIUM FOR ADVERTISING, WORLDPAGES' BUSINESS WILL SUFFER.

    Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. Fluid and intense competition in the sale of advertising on the Internet has led different vendors to quote a wide range of rates and to offer a variety of pricing models for various advertising services. As a result,

WorldPages may have difficulty projecting future advertising revenues and predicting which pricing models advertisers will adopt. In addition, if a large number of consumers use "filter" software programs that limit or remove advertising from the Internet, advertisers may choose not to advertise on the Internet.

TO THE EXTENT THAT THE PRINT YELLOW PAGES BUSINESS MAY NOT BE AS PROFITABLE AS IT HAS BEEN HISTORICALLY, NET INCOME MAY BE ADVERSELY AFFECTED.

    The print yellow pages business will be the platform for growth for WorldPages. The expansion of business will depend upon the ability of management to successfully implement its strategy. A substantial portion of historical growth has resulted from the introduction of new directories. Although one of the strategies for achieving its financial objectives is increasing the number of its directories and the local markets which they serve, there can be no assurance that historical success in establishing new directories will continue. Management intends to continue to seek out opportunities for future expansion through the acquisition of yellow pages businesses, but there can be no assurance that WorldPages will be able to identify, negotiate and consummate acquisitions on satisfactory terms, if at all. There is no assurance that new acquisitions or new directories can be operated profitably or integrated successfully into WorldPages' operations. Furthermore, start-ups and acquisitions require substantial attention from and place substantial demands upon senior management, which may divert attention from and adversely impact their ability to manage existing businesses.

CHANGING TECHNOLOGY AND NEW PRODUCT DEVELOPMENT MAY CAUSE A REDUCTION IN THE USE OF WORLDPAGES' PRODUCTS AND SERVICES. THIS WOULD NEGATIVELY IMPACT NET PROFITS OR MAY RESULT IN LOSSES.

    The yellow pages directory business is subject to changes arising from developments in technology, including information distribution methods, and users' technological preferences. As a result of these factors, WorldPages' growth and future financial performance may depend upon its ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to accommodate the latest technological advances and user preferences. WorldPages intends to use the Internet as a distribution channel for its products and services and expects that, over the long-term, the use of the Internet will be at least as important to the combined companies as print directories. The increasing use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services provided that could compete with WorldPages' products and services. There can be no assurance that WorldPages will be successful in any attempt to provide its services over the Internet. A failure by WorldPages to anticipate or respond adequately to changes in technology and user preferences, or an inability to finance the necessary capital expenditures, could have a material adverse effect on WorldPages' business, operating results and financial condition.

MANY OF WORLDPAGES' COMPETITORS HAVE GREATER FINANCIAL RESOURCES THAN WORLDPAGES, WHICH MAY LIMIT WORLDPAGES' ABILITY TO COMPETE EFFECTIVELY FOR ADVERTISING AND FUTURE ACQUISITIONS AND ADVERSELY AFFECT ITS NET INCOME.

    The yellow pages directory industry is competitive. WorldPages competes with large telephone utilities and to a lesser extent with independent yellow pages publishers. There are over 225 independent yellow pages publishers operating in competition with telephone utilities throughout the United States. Telephone utility competitors are larger and have greater financial resources than WorldPages. Other media in competition with yellow pages for local business and professional advertising include newspapers, radio, television, billboards and direct mail. There can be no assurance that WorldPages will be able to compete effectively with these other firms for advertising or acquisitions in the future.

IF WORLDPAGES FAILS TO ENTER INTO AND MAINTAIN SATISFACTORY ARRANGEMENTS WITH CONTENT PROVIDERS, WORLDPAGES' BUSINESS WILL SUFFER.

    Web YP typically licenses content under short-term arrangements that do not require royalties or other fees for the use of the content. However, Web YP may enter into revenue-sharing arrangements with certain content providers, and it pays certain content providers and web portals a one-time fee and/or a fee for each query from Web users. WorldPages expects that, in the future, certain of Web YP's content providers and web portals will likely demand a greater portion of advertising revenues or will increase the fees that they charge for their content.

THE PRINT AND INTERNET YELLOW PAGES INDUSTRIES ARE EXPERIENCING CONSOLIDATION, WHICH COULD LIMIT ACCESS TO CONTENT, REDUCE ADVERTISING, REDUCE THE CUSTOMER BASE OR HARM THE BUSINESS.

    The print and Internet yellow pages industries have recently experienced consolidation. This consolidation is expected to continue. Industry consolidation could affect the combined companies in a number of ways, including:

    - companies from whom WorldPages intends to acquire content could be acquired by one of their competitors and stop selling content to the combined companies;

    - WorldPages' customers could be acquired by one or more of their competitors and stop buying advertising from the combined companies; and

    - WorldPages' customers could merge with other customers, which could reduce the size of the combined companies' customer base.

    This consolidation in both the print and Internet industries could harm the combined companies' business.

WORLDPAGES MAY BECOME A TARGET OR AN ACQUIROR THAT COULD RESULT IN YOUR INVESTMENT IN WORLDPAGES BEING CONVERTED INTO AN INVESTMENT IN ANOTHER COMPANY.


    From time to time, WorldPages has held discussions with potential strategic investors who have expressed an interest in making an investment in, or in acquiring WorldPages. WorldPages has no current agreements understandings or commitments to be acquired by another company. However, given the dynamic nature of the print and internet yellow pages industry, and the strategic alliances which have occurred to date, WorldPages believes that with the acquisitions of YPtel, Web YP and Big Stuff, it may be viewed as an attractive acquisition candidate. Because of the way such acquisitions are often structured, stockholders of WorldPages could find themselves being offered and potentially having to accept stock of the acquiror in exchange for their shares of WorldPages. Even in a strategic joint venture arrangement, stockholders of WorldPages could find that the value of their investment in WorldPages may depend on the operational ability of WorldPages' venture partner.



WORLDPAGES' SUCCESSFUL IMPLEMENTATION OF ITS NEW BUSINESS FOCUS, STRATEGY AND DIRECTION MAY BE NEGATIVELY AFFECTED AS NEW MANAGEMENT DEVOTES TIME AND ATTENTION TO LEARNING ABOUT WORLDPAGES AND AS IT ATTEMPTS TO INTEGRATE THE COMBINED COMPANIES.



    Much of the management of WorldPages is new to the company. Although this new management personnel are experienced executives in the yellow pages publishing and Internet directory industries, they have little employment experience with and only a limited background knowledge of WorldPages. This limited experience with the company could divert their attention from implementing WorldPages' new business focus, strategy and direction as they spend time learning about the company, and becoming acquainted with and learning to work with the other new members of the management team as well as with existing management. Also many of the employees are new to WorldPages and the management team will have to become acquainted with and integrate the new employees into the company.

    In addition to personnel changes, the attention of the new management team may be diverted as it learns and tries to integrate the policies, procedures and processes of the companies acquired in the February 2000 acquisitions. Each company has its own accounting systems, information systems, credit policies, billing policies, collection policies and other policies that management will have to integrate to make the combined companies operate smoothly and efficiently.



    A less tangible, but not less important, issue will be integrating the cultures of the combining companies, including the expectations and desires of management and employees alike. Human resources policies and other policies affecting the employees will have to be melded to help create a productive working environment. The integration described in this paragraph and in the immediately preceding one, if not implemented properly, could seriously and adversely impact WorldPages' operations and its ability to realize the profit potential from the February acquisition.



WORLDPAGES WILL BECOME INCREASINGLY RELIANT UPON INTERNALLY DEVELOPED SOFTWARE AND SYSTEMS WHICH MAY CONTAIN ERRORS AND WHICH MUST BE EXPANDED AND UPGRADED. WORLDPAGES' INABILITY TO CORRECT ANY ERRORS OR TO EXPAND OR UPGRADE ITS SOFTWARE AND SYSTEMS COULD AFFECT ITS ABILITY TO COMPETE.



    WorldPages must expand and upgrade its technology, transaction-processing systems and network infrastructure if the volume of traffic on its website or its affiliates' websites increases substantially. In addition, as WorldPages expands into e-commerce, it may have to significantly modify its systems. WorldPages could experience periodic temporary capacity constraints, which may cause unanticipated systems disruptions, slower response times and lower levels of customer service. WorldPages may be unable to accurately project the rate or timing of increases, if any, in the use of its content services or to expand and upgrade its systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm WorldPages' business.


IF THE PERFORMANCE AND RELIABILITY OF THE INTERNET DIMINISH, WORLDPAGES COULD LOSE ADVERTISING AND E-COMMERCE REVENUES.


    WorldPages' success in its internet business will depend, in large part, on other companies maintaining the Internet infrastructure. In particular, it will rely on the ability of other companies to maintain a reliable network backbone that provides adequate speed, data capacity and security and to develop products that enable reliable Internet access and services. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure may be unable to support the demands placed on it, and the Internet's performance or reliability may suffer as a result of this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. Any such degradation of Internet performance or reliability could cause advertisers to reduce their Internet expenditures. If other companies do not develop the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, the business of WorldPages would suffer.


BREACHES IN THE SECURITY OF WORLDPAGES' NETWORK COULD DAMAGE ITS REPUTATION AND SUBJECT IT TO LIABILITY AND BUSINESS LOSSES.

    WorldPages' networks may be vulnerable to unauthorized access by hackers or others, computer viruses and other disruptive problems. Someone who is able to circumvent security measures could misappropriate WorldPages' proprietary information or cause interruptions in its Internet operations which could harm its business. WorldPages may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Persons may be able to circumvent the measures that WorldPages implements in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing web pages that deliver WorldPages' content services, any of which would harm its business.

    Users of online commerce services are highly concerned about the security of transmissions over public networks. Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, and the web in particular, especially as a means of conducting commercial transactions. Users could possibly circumvent the measures that WorldPages takes to protect customer transaction data. To the extent that WorldPages' activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage WorldPages' reputation and expose it to a risk of loss or litigation and possible liability. Any compromise of WorldPages' security could harm its business.

WORLDPAGES MAY BE SUBJECT TO LIABILITY FOR INFORMATION CONTAINED IN ITS PRINT AND INTERNET DIRECTORIES.


    WorldPages obtains content from third parties. When it aggregates, syndicates and distributes this content over the Internet, WorldPages may be held liable for the information that is contained in that content. This could subject WorldPages to legal claims for such things as defamation, negligence, intellectual property infringement and product or service liability. Many of the agreements by which WorldPages obtains content do not contain indemnity provisions in its favor. Even if a given contract does contain indemnity provisions, these provisions may not cover a particular claim. While WorldPages carries general business insurance, this coverage may be inadequate in amount or may not cover asserted claims. Even if an asserted claim is defeated, WorldPages may incur substantial legal fees and expenses and diversion of management time and attention.


    In addition, individuals whose names appear in the WorldPages' yellow pages and white pages directories have occasionally contacted WorldPages. These individuals believed that their phone numbers and addresses were unlisted, and WorldPages directories are not always updated to delete phone numbers or addresses when they are changed from listed to unlisted. While WorldPages has not received any claims from these individuals, it may receive claims in the future. Any liability that WorldPages incurs as a result of content that it receives from third parties could harm its financial results.


THIS PROSPECTUS STATEMENT CONTAINS FORWARD-LOOKING INFORMATION; ACTUAL RESULTS MAY BE MATERIALLY AND ADVERSELY DIFFERENT THAN THE FORWARD-LOOKING INFORMATION.



    Forward-looking statements in this prospectus include "forward-looking statements" within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. In addition, forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology are intended to identify forward-looking statements. Although WorldPages believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from WorldPages' expectations are disclosed in this prospectus, including without limitation in conjunction with the forward-looking statements included in this prospectus under "Risk Factors".

                                USE OF PROCEEDS


    WorldPages will not receive any of the proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.


                              SELLING STOCKHOLDERS


    The following table sets forth certain information with respect to the selling stockholders:



                                                    NUMBER OF            NUMBER OF     NUMBER OF SHARES
                                                  SHARES OWNED          SHARES TO BE     TO BE OWNED
NAME                                              PRIOR TO SALE             SOLD        AFTER SALE(13)
----                                              -------------         ------------   ----------------
Richard O'Neal(2)...............................      888,700(1)(3)                         888,700
                                                    1,663,788(4)          1,663,788               0
                                                    2,549,091(5)          2,549,091
Richard Reid(6).................................      145,455(6)            145,455               0
                                                    1,663,787(4)          1,663,787
WPI World Pages, Inc............................      231,813(4)            231,813               0
Lelani Bluner...................................       18,466(4)             18,466               0
Nick Wilson.....................................        6,155(4)              6,155               0
Elise Wilson....................................        1,231(4)              1,231               0
Jack Austin.....................................       64,630(4)             64,630               0
Rick Klein......................................      338,537(4)            338,537               0
Jack Tracht.....................................      107,716(4)            107,716               0
Kent Hinkson....................................       49,242(4)             49,242               0
Rodney Weaver...................................       61,552(4)             61,552               0
Robert Terek....................................       61,552(4)             61,552               0
Timothy Dick....................................      123,104(4)            123,104               0
Adam Ayala......................................       30,776(4)             30,776               0
Bryan Reid......................................       30,776(4)             30,776               0
Scott Reid......................................       30,776(4)             30,776               0
Terry Frink.....................................       30,776(4)             30,776               0
April Watkins...................................       30,776(4)             30,776               0
Larry C. Baldwin................................      710,227(5)            710,227               0
Steve A. Sparks.................................      198,864(5)            198,864               0
Ronald R. Baldwin...............................      198,864(5)            198,864               0
Ronnie Emanuel..................................      142,045(5)            142,045               0
Robert F. Benton................................       30,000(7)             30,000               0
Rod K. Cutsinger................................    3,894,337                             3,894,337
                                                       45,000                                45,000
                                                       30,000(7)             30,000               0
Marvin C. Moses.................................       30,000(7)             30,000               0
George Anderson(8)..............................       10,000(9)             10,000               0
Robert Flynn(8).................................        5,000(6)              5,000               0
Wilmot Matthews(8)..............................       30,000(9)             30,000               0
Nicholas Ross(10)...............................       10,000(6)             10,000               0
Max Gotlieb(11).................................       20,000(9)             20,000               0
ACG 1 Limited Partnership.......................       99,863(12)            99,863               0
ACG 2 Limited Partnership.......................       36,925(12)            36,925               0
ACG 3 Limited Partnership.......................      145,884(12)           145,884               0
ACG 4 Limited Partnership.......................      211,996(12)           211,996               0
ACG 5 Limited Partnership.......................      114,155(12)           114,155               0

                                                    NUMBER OF            NUMBER OF     NUMBER OF SHARES
                                                  SHARES OWNED          SHARES TO BE     TO BE OWNED
NAME                                              PRIOR TO SALE             SOLD        AFTER SALE(13)
----                                              -------------         ------------   ----------------
ACG 6 Limited Partnership.......................      101,910(12)           101,910               0
ACG 7 Limited Partnership.......................       25,793(12)            25,793               0
ACG 8 Limited Partnership.......................      552,374(12)           552,374               0
ACG 9 Limited Partnership.......................       36,925(12)            36,925               0
ACG 10 Limited Partnership......................      181,587(12)           181,587               0
ACG 11 Limited Partnership......................      144,484(12)           144,484               0
ACG 12 Limited Partnership......................       69,955(12)            69,955               0
ACG 13 Limited Partnership......................      124,894(12)           124,894               0
ACG 14 Limited Partnership......................       36,925(12)            36,925               0
ACG 15 Limited Partnership......................      218,512(12)           218,512               0
ACG 16 Limited Partnership......................       93,671(12)            93,671               0
ACG 17 Limited Partnership......................       51,169(12)            51,169               0
ACG 18 Limited Partnership......................      461,220(12)           461,220               0
ACG 19 Limited Partnership......................       93,671(12)            93,671               0
ACG 20 Limited Partnership......................       23,705(12)            23,705               0
ACG 21 Limited Partnership......................      499,493(12)           499,493               0
ACG 22 Limited Partnership......................       25,793(12)            25,793               0
ACG 23 Limited Partnership......................       36,925(12)            36,925               0
ACG 24 Limited Partnership......................       76,545(12)            76,545               0
ACG 25 Limited Partnership......................      239,345(12)           239,395               0
ACG 26 Limited Partnership......................      101,482(12)           101,482               0
ACG 27 Limited Partnership......................      101,910(12)           101,910               0
ACG 28 Limited Partnership......................      109,554(12)           109,554               0
ACG 29 Limited Partnership......................       93,671(12)            93,671               0
ACG 30 Limited Partnership......................      154,781(12)           154,781               0
ACG 31 Limited Partnership......................      164,012(12)           164,012               0
ACG 32 Limited Partnership......................       97,474(12)            97,474               0
ACG 33 Limited Partnership......................       69,955(12)            69,955               0
ACG 34 Limited Partnership......................       69,955(12)            69,955               0
ACG 35 Limited Partnership......................      339,699(12)           339,699               0
ACG 36 Limited Partnership......................      101,482(12)           101,482               0
ACG 37 Limited Partnership......................       69,955(12)            69,955               0
ACG 38 Limited Partnership......................       69,955(12)            69,955               0
ACG 39 Limited Partnership......................      275,148(12)           275,148               0
ACG 40 Limited Partnership......................      481,964(12)           481,964               0
ACG 41 Limited Partnership......................    1,278,132(12)         1,278,132               0
ACG 42 Limited Partnership......................    1,280,132(12)         1,280,132               0
BAR 1 Holdings Inc..............................      892,585(12)           892,585               0
BAR 2 Holdings Inc..............................      720,344(12)           720,344               0
BAR 3 Holdings Inc..............................      785,569(12)           785,569               0
BAR 4 Holdings Inc..............................      984,606(12)           984,606               0
BAR 5 Holdings Inc..............................      912,165(12)           912,165               0
BAR 6 Holdings Inc..............................      903,759(12)           903,759               0
BAR 7 Holdings Inc..............................       18,971(12)            18,971               0
BAR 8 Holdings Inc..............................       18,971(12)            18,971               0
BAR 9 Holdings Inc..............................    1,200,000(12)         1,200,000               0


------------------------


 (1) Acquired in connection with the acquisition of the operating companies in February 1998.

 (2) Chairman and acting chief executive officer of WorldPages since November 9, 1998 and director and President-Directory Services Group of WorldPages, since February 18, 1998. Founder of WorldPages' subsidiary, Great Western. Director and president of Great Western from 1984 to present.



 (3) Includes warrants of purchase 469,020 shares of WorldPages common stock. A trustee for Mr. O'Neal's children owns 189,020 of these warrants. Also includes 18,758 shares of common stock subject to stock options that are immediately exercisable.



 (4) Acquired in connection with WorldPages' acquisition of Web YP and Big Stuff. WPI has advised WorldPages that it intends to distribute its WorldPages shares set forth on this table to its stockholders as a dividend. Accordingly, this prospectus also covers the resale of such WorldPages shares by those stockholders.



 (5) Acquired in exchange for certain indebtedness of Big Stuff and Web YP and the redemption of the 5% subordinated notes, issued by WorldPages.



 (6) Former shareholder of Web YP. Mr. Reid's shares were acquired in exchange for certain indebtedness of Big Stuff and Web YP.



 (7) Warrants to purchase WorldPages common stock acquired in connection with the acquisition of YPtel, Web YP and Big Stuff.



 (8) Former director of YPtel: Director of WorldPages pursuant to the acquisition of YPtel by WorldPages.



 (9) To be issued upon exercise of warrants to be issued to replace warrants to purchase common shares of YPtel.



 (10) Former director of YPtel.



 (11) Former officer of YPtel.



 (12) Acquired Class A Special Shares of ACG Exchange Company, an indirect wholly-owned Nova Scotia subsidiary of WorldPages, in connection with the February 2000 acquisitions. The Class A Special Shares are exchangeable on a one-for-one basis for the shares of WorldPages common stock indicated.



 (13) After the offering, Mr. O'Neal, who is WorldPages' chairman of the board and chief executive officer, will own 2.0% of WorldPages common stock. All other selling stockholders will own less than 1% of WorldPages common stock.


                              PLAN OF DISTRIBUTION


    WorldPages is registering the common stock covered by this prospectus for selling stockholders. As used in this prospectus, "selling stockholders" includes the donees, pledgees, transferees or others who may later hold the selling stockholders' interest. WorldPages will pay the costs, expenses and fees in connection with registering the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses attributable to the sale of common stock.



    The selling stockholders may sell the common stock from time to time in one or more types of transactions (which may include block transactions), on the New York Stock Exchange, or other exchange on which the common stock may be listed for trading, in the over-the-counter market, through option swaps or derivatives, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, or in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, or any other manner permitted by law, at market prices prevailing at the time of sale, at prices related to those prevailing market prices, fixed prices, which may be changed, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised WorldPages that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.



    The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).



    The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.



    Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. WorldPages has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.



    The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.


                                 LEGAL MATTERS

    The validity of the shares of WorldPages common stock offered hereby has been passed upon for WorldPages by Blackwell Sanders Peper Martin LLP, counsel to WorldPages.

                                    EXPERTS


    The consolidated financial statements and schedule of WorldPages as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing; and, with respect to the financial statements of Web YP as of December 31, 1999 and 1998, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



    The financial statements of Pacific Coast Publishing, Inc. as of October 31, 1998 and 1997, and for each of the three years in the period ended October 31, 1998, and the consolidated financial statements of YPtel Corporation as of October 31, 1999, and for the year then ended, which are incorporated by reference herein from our Current Report on Form 8-K/A dated April 21, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the common stock being registered.



Securities and Exchange Commission registration fee
  (Actual)..................................................  $
Accounting fees and expenses................................  10,000
Legal fees and expenses.....................................
Miscellaneous...............................................
                                                              ------
Total.......................................................  $
                                                              ======


    All other expenses in connection with the issuance and sale of the common stock being registered will be borne by the selling stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust, or other enterprise, against any and all expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgement or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

    To the extent a present or former director or officer of the corporation is successful on the merits or otherwise in defense of any action, suit, or proceeding described in the preceding two paragraphs, such person is entitled, pursuant to DGCL Section 145, to indemnification against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    WorldPages' Restated Certificate of Incorporation provides that a director of WorldPages shall not be personally liable to WorldPages or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to WorldPages or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    WorldPages' Restated Certificate of Incorporation also provides for indemnification of WorldPages' directors and officers to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended. Such right to indemnification conferred in the Restated Certificate of Incorporation shall be a contract right and shall include the right to be paid by WorldPages the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to WorldPages of any undertaking, by or on behalf of such director or officer, to repay all amounts so WorldPages if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation or otherwise. WorldPages' Restated Certificate of Incorporation also provides that WorldPages may, by action of the Board of Directors, provide indemnification to employees and agents of WorldPages with the same scope and effect as the foregoing indemnification of directors and officers.

    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by the Restated Certificate of Incorporation shall be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, WorldPages' by-laws, any agreement, any vote of stockholders or disinterested directors of WorldPages or otherwise.

    In addition to the provisions in its Restated Certificate of Incorporation, WorldPages has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by WorldPages for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of WorldPages. WorldPages has also entered into indemnification agreements with individual directors and officers. These agreements generally provide such directors and officers with a contractual right of indemnification to the full extent provided by applicable law and the charter documents of WorldPages as in effect at the respective dates of such agreements.

    WorldPages has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to provisions in its Restated Certificate of Incorporation or otherwise, and
(b) to insure the officers and directors of WorldPages against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

ITEM 16.  EXHIBITS.


    The following exhibits are filed herewith or incorporated herein by reference. The document designated by an asterisk (*) is incorporated by reference to Exhibit 5 to the Registration Statement on Form S-1, File
No. 333-30102, filed February 11, 2000, pursuant to Rule 411 of the Securities Act of 1933, as amended.



       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
         5              Opinion of Blackwell Sanders Peper Martin LLP*

        23(a)           Consent of KPMG LLP (WorldPages.com, Inc.)

        23(b)           Consent of KPMG LLP (Web YP, Inc.)

        23(c)           Consent of Ernst & Young LLP

        23(d)           Consent of Blackwell Sanders Peper Martin LLP (contained in
                        Exhibit 5)

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Form S-1 (No. 333-30102) on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on April 24, 2000.


                                                       WORLDPAGES.COM, INC.

                                                       By:  /s/ MICHAEL A. PRUSS
                                                            ----------------------------------------
                                                            Michael A. Pruss
                                                            VICE PRESIDENT AND CHIEF FINANCIAL
                                                            OFFICER


                               POWER OF ATTORNEY



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Michael A. Pruss, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this registration statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2000.


                                                By:  *
                                                     ----------------------------------------------
                                                     Richard O'Neal
                                                     CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF
                                                     EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE OFFICER)

                                                By:  /s/ MICHAEL A. PRUSS
                                                     ----------------------------------------------
                                                     Michael A. Pruss
                                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                                     (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                                                By:  /s/ ROBERT FLYNN
                                                     ----------------------------------------------
                                                     Robert Flynn, DIRECTOR

                                                By:  /s/ ROD K. CUTSINGER
                                                     ----------------------------------------------
                                                     Rod K. Cutsinger, DIRECTOR

                                                By:  ----------------------------------------------
                                                     George Anderson, DIRECTOR

                                                By:  ----------------------------------------------
                                                     David M. Mitchell, DIRECTOR

                                                By:  /s/ WILMOT MATTHEWS
                                                     ----------------------------------------------
                                                     Wilmot Matthews, DIRECTOR

                                               *By:  /s/ MICHAEL A. PRUSS
                                                     ----------------------------------------------
                                                     Michael A. Pruss (ATTORNEY-IN-FACT)
                                                     Mr. Pruss is executing this Amendment No. 1 to
                                                     Form S-1 (on Form S-3) on behalf of Mr. O'Neal
                                                     pursuant to a power of attorney previously
                                                     granted to Mr. Pruss by Mr. O'Neal on the
                                                     Form S-1 (No. 333-30102) dated February 11,
                                                     2000. Mr. Pruss is not executing the power of
                                                     attorney granted herein by his signature.

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
 The document designated by an asterisk (*) is incorporated by reference to
 Exhibit 5 to the Registration Statement on Form S-1, File No. 333-30102, filed
 February 11, 2000, pursuant to Rule 411 of the Securities Act of 1933, as amended.

         5              Opinion of Blackwell Sanders Peper Martin LLP*

        23(a)           Consent of KPMG LLP (WorldPages.com, Inc.)

        23(b)           Consent of KPMG LLP (Web YP, Inc.)

        23(c)           Consent of Ernst & Young LLP

        23(d)           Consent of Blackwell Sanders Peper Martin LLP (contained in
                        Exhibit 5)